EXHIBIT 10.17

EL CAPITAN PROJECT REPRESENTATION AGREEMENT

This Agreement is made and entered into this 27th day of September, 2005 between El Capitan Precious Metals, Inc., with its principal office located at 14301 N. 87th Street, Suite 216, Scottsdale, AZ 85260, a mineral exploration company (hereinafter called “ECPN”), and Kenneth P. Pavlich (dba Pavlich Associates), a Sole Proprietor with its principal office located at 105 Alderwood Trail, Chagrin Falls, OH 44022 (hereinafter called “Pavlich”). This agreement supersedes all previous agreements between ECPN and Pavlich.

WHEREAS, ECPN has ownership and control over the El Capitan Project located in New Mexico, and desires to enter into a transaction to sell some, or all of the project to a third party.

WHEREAS, ECPN intends to utilize Pavlich as the primary representative of ECPN in the sale of the El Capitan Project to all viable third party mineral companies.

WHEREAS, Pavlich is familiar with the precious metals industry and has experience in mineral project transactions.

NOW, THEREFORE, the parties hereby agree that ECPN appoints Pavlich as the primary representative under the terms and conditions herein to solicit transaction proposals for ECPN’s consideration:

DEFINITIONS

Consulting Time Charge - Consulting time will be invoiced at $125 per hour in 15-minute increments. All consulting time charges above $5000.00 will be approved via email communications by the President of ECPN prior to incurring the expenses.

El Capitan Project - The assets and rights held or controlled by ECPN related to the El Capitan polymetallic mineral deposit located at the western end of Capitan Mountain, near Capitan, New Mexico.

Other Companies - Any other entity that may become aware of the availability of the El Capitan project and may choose to provide a transaction proposal. An entity becomes an Other Company for purposes of this Agreement if any communication regarding the El Capitan Project occurs between ECPN or its representatives and that entity after the execution date on this Agreement and before a date six months after the termination date of this Agreement (see TERMINATION on page 3). EPCN agrees to notify Pavlich in writing whenever communications with an entity qualify it as an Other Company.

Prospect Company - Entities that are placed on a target list for marketing of the El Capitan project. The list may be modified by mutual written consent of the parties to this Agreement. Pavlich may incur T&E Expenses, Consulting Time Charges, and travel Time Charges related to the marketing efforts towards these companies. The initial list of Prospect Companies is:

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EXHIBIT 10.17

•	Barrick Gold Corporation - Toronto, Ontario and Salt Lake City, UT
•	Newmont Mining Corporation - Denver, Colorado
•	Agnico-Eagle Mines Limited - Toronto, Ontario
•	Kinross Gold Corporation - Toronto, Ontario
•	Placer Dome Company - Vancouver, British Columbia
•	Goldcorp, Inc. - Vancouver, British Columbia
•	Glamis Gold Ltd. - Reno, NV
•	Meridian Gold, Inc. - Reno, NV
•	Stillwater Mining Company - Billings, MT

Success Payment - The payment due to Pavlich upon completion of a transaction involving either the El Capitan Project or ECPN with any counter-party. The Success Payment shall be calculated as $250,000 less the sum of Consulting Time Charges paid to Pavlich under the terms of this Agreement. The Success Payment shall be deemed earned upon the closing of a transaction involving either the El Capitan Project or ECPN with any counter-party. The payment for success shall be made in accordance with the percentage and frequency made to ECPN for their transaction payment up to a maximum of twelve (12) months, at which time the unpaid portion of the Success Payment shall be due to Pavlich.

Travel & Entertainment Expenses - Reasonable costs incurred by Pavlich associated with travel on behalf of ECPN shall be reimbursed in full by ECPN... All travel will be approved via email communications by the President of ECPN prior to incurring the expenses.

Travel Time Charge - Door-to-door travel time will be invoiced at $125 per hour in 15-minute increments. For example, on a trip from Cleveland to Vancouver, Travel Time will be incurred beginning when Pavlich leaves the offices of Pavlich Associates and ends when he arrives at the destination hotel or office. When working outside of the Cleveland area for ECPN’s account, a minimum of 8 hours of Travel Time (actual or standby) and/or Consulting Time will be invoiced per 24-hour period.

TERMS AND CONDITIONS

1.
GENERAL AUTHORITY. During the term of and subject to the provisions and conditions of this Agreement, ECPN authorizes Pavlich, on an exclusive basis, to solicit proposals for ECPN’s El Capitan Project.

2.
INVOICING. Pavlich shall generally invoice ECPN twice a month for Consulting Time Charges, Travel Time Charges, and Travel & Entertainment Expenses. Pavlich will obtain approval written approval from the President of ECPN via email prior to incurring total charges in excess of $10,000 for a billing period. ECPN shall pay the invoice on a NET 15-Day basis from the date of the invoice.

3.	TRANSACTION RELATED PAYMENTS. Any Success Payment shall be due upon the closing of such transaction.

4.	NO IMPLIED WAIVERS. In the event of breach or misunderstanding of any provision of this Agreement, the remaining provisions shall not be affected.

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EXHIBIT 10.17

5.
INTERPRETATION OF AGREEMENT. This Agreement shall be interpreted in accordance with, and in performance governed, as applicable by the laws of the State of Nevada and includes the entire agreement between the parties on the subject matter. If any of its provisions shall contravene or be invalid under the laws of any state, country, or jurisdiction where used, then it is agreed that such contravention or invalidity shall not invalidate the whole Agreement, but it shall be construed as if not containing the particular provision or provisions which is invalid in the said particular state, country, or jurisdiction, and the rights and obligations of the parties shall be construed and enforced accordingly.

6.
NO ASSIGNMENT. This Agreement may be assigned by ECPN in whole or in part, either directly or indirectly, by operation of law or otherwise, only with the written consent of Pavlich being first obtained.

7.
ARBITRATION. In the event of a disagreement over any of the provisions or terms of this Agreement, all parties agree to seek binding arbitration from a Nevada state arbitration board pursuant to the laws of the state of Nevada.

8.	TERMINATION. Either party may forthwith terminate this Agreement by delivering at least thirty (30) days prior written notice of intention to terminate to the other party.

If a purchase agreement, letter of intent, or other binding or non-binding formal communication occurs between ECPN and a Prospect Company, or an Other Company, regarding an eventual transaction resulting in a material change of control of either the El Capitan project or ECPN within 24 months of the termination date of this Agreement, that transaction will trigger the terms of the Success Payment upon closing, regardless of when that closing ultimately occurs.

Signatures

El Capitan Precious Metals, Inc.

By /s/ Charles C. Mottley	Date: 9/27/05
Charles C. Mottley
Title President and Chief Executive Officer

Pavlich Associates

By /s/ K.P. Pavlich	Date: September 27, 2005
Kenneth P. Pavlich
Title Principal

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